Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2010, relating to the consolidated balance sheet of DCP Midstream GP, LP (a wholly owned subsidiary of DCP Midstream, LLC) as of December 31, 2009 (which report expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of the amended provisions of ASC 810, Consolidation, as it pertains to noncontrolling interests) appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 26, 2010